Exhibit 99.1

Flexsteel Industries, Inc. Reports Fiscal Third Quarter Results

DUBUQUE, Iowa--(BUSINESS WIRE)--April 29, 2019--Flexsteel Industries, Inc. (NASDAQ:FLXS) (“Flexsteel” or the “Company”), one of the oldest and largest manufacturers, importers and marketers of residential and contract upholstered and wooden furniture products in the United States, today reported third quarter 2019 results.

Operating Results

Net sales for the quarters ended March 31, (in millions):

	2019	2018	$ Change	% Change
Residential	$93.8	$105.3	$(11.5)	-10.9%
Contract	17.7	21.6	(3.9)	-18.1%
Total	$111.5	$126.9	$(15.4)	-12.1%

Net sales were $111.5 million for the quarter ended March 31, 2019 compared to record net sales of $126.9 million in the prior year quarter, a decrease of 12.1%. Residential net sales declined 10.9% when compared to the prior year quarter, driven by softer demand for home furnishings and ready-to-assemble ecommerce products. Contract net sales were down 18.1%, primarily driven by a decline in hospitality product sales partially offset by continued strength in vehicle seating product sales.

The Company reported a net loss of $15.6 million or ($1.97) per diluted share for the quarter ended March 31, 2019, compared to net income of $3.1 million or $0.39 per diluted share in the prior year quarter. The reported net loss included a pre-tax SAP business information system impairment charge of $18.7 million and a pre-tax defined benefit plan termination charge of $2.5 million. Excluding these expenses (see attached non-GAAP disclosure), the Company reported adjusted net income of $0.9 million, or $0.12 per diluted share, as compared to adjusted net income of $5.5 million or $0.70 per diluted share in the third quarter of 2018. The third quarter of 2018 results included a pre-tax charge of $3.6 million for the environmental remediation order.

Gross margin as a percent of net sales for the fiscal third quarter was 19.1%, compared to 21.8% for the prior year quarter. Operationally, labor costs worsened slightly relative to the prior year quarter primarily due to one-time inefficiencies associated with the relocation of the facility in Dubuque. Other major network facilities saw a slight improvement in labor productivity versus the prior year quarter adding 30 basis points to the margin. Consistent with Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (“ASC 606”), the classification of certain rebates as a reduction of sales adversely impacted the gross margin by approximately 80 basis points versus the prior year quarter.

Selling, general and administrative (SG&A) expenses were 20.5% of net sales in the third quarter, compared to 15.5% of net sales in the third quarter of fiscal 2018. The previously mentioned $2.5 million non-cash expense due to the termination and settlement of a defined benefit plan associated with the prior wholly owned subsidiary, DMI Furniture, Inc. unfavorably impacted SG&A by 220 basis points versus the prior year quarter. The remaining year-over-year increase is predominantly related to on-going ERP support costs which we expect to continue until further direction on implementation is determined. Secondarily, costs increased to support several key marketing programs to enhance the customer experience, data analytics and content management. The increases in expenses were partially offset by reductions in incentive compensation. Consistent with ASC 606, the classification of certain rebates as a reduction in sales which were classified as selling, general and administrative expense in the prior year quarter resulted in a favorable comparison in the current quarter.

In its third quarter results, the Company reported an $18.7 million impairment charge for the ERP system work completed to date. Since the beginning of the ERP system project in late calendar year 2016, the Company had accumulated $27 million of capitalized expense associated with the development, configuration and preparation for implementation of the ERP system across the entire Company network and subsequent planned retirement of two legacy business information systems. On April 1, 2018, the Company implemented the ERP system on approximately 20% of its business by sales value. After significant disruption during this initial phase, analysis of root cause and corrective action activities, the Company stopped further implementation across the network and focused on stabilization of the new ERP system environment. Concurrently, the Company completed a thorough evaluation of the work completed to date, its usefulness in the context of future deployments and the potential for revised project scope. The analysis, which was completed during the third quarter of fiscal 2019, resulted in management’s determination that there was an estimated impairment of $18.7 million of the ERP system assets due to incomplete or abandoned software components and capitalized amounts which are not recoverable. After the impairment determination, there remains a capitalized asset related to the ERP system of $7.2 million in net book value. This amount includes capabilities designed and configured for the ERP system either currently in use or developed for future implementation. Should the Company determine it does not intend to proceed with further roll out of the ERP system beyond the current implementation, $6.1 million in net book value of the remaining capitalized asset would be subject to potential impairment.

The Company reported a tax benefit of $4.5 million or an effective rate of 22.6% during the third quarter compared to tax expense of $1.4 million in the prior year quarter, or an effective tax rate of 31.7%.

Liquidity

Working capital (current assets less current liabilities) at March 31, 2019 was $142 million compared to $149 million at June 30, 2018. Changes in working capital included increases of $7 million in other current assets and $1 million in cash and cash equivalents and decreases of $16 million in investments, $2 million in other accruals, $1 million in trade receivables and $1 million in payroll and related. Capital Expenditures for the nine months ended March 31, 2019 were $20.6 million including $13.3 million for the Company’s new manufacturing facility.

Management Commentary

“The third-quarter results we reported today are unacceptable and reflect the challenges, many self-imposed, that have contributed to our underperformance over the past couple of years. Part of our path forward will be to unwind the capital invested that has yielded very anemic returns and hold ourselves to a higher standard on investment choices and execution accountability that drives value creation and enhanced ROI for our shareholders. We have started that process by acknowledging the reality that our ERP system transition was a significant failure both in terms of customer and business disruption. Today, we took an $18.7 million impairment charge to reflect the known extent of this unsuccessful initiative,” said Jerry Dittmer, President and CEO of Flexsteel Industries.

Dittmer added, “Flexsteel recently celebrated its 125-year anniversary and our entire team is committed to keeping the legacy for outstanding products and customer satisfaction alive for another 125 years. Together we are vigorously evaluating our processes and operating disciplines to create greater cost efficiencies. We plan to optimize our physical assets and grow our bench of talent to achieve the growth and profitability that we are capable of delivering. We have an ambitious, yet achievable, agenda that is focused on creating value for our shareholders. Above all, we are committed to a new era of transparent communications with our investors and pledge to keep all our stakeholders informed on our progress in a timely way.”

Conference Call and Webcast

The Company will host a conference call and webcast at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) on Tuesday, April 30, 2019 to discuss its quarterly financial results. Analysts and investors may participate in the question-and-answer session. The call can be accessed via telephone at (877) 270-2148. Additionally, interested parties can listen to a live webcast of the call in the Investor Relations section of the Company’s website at https://ir.flexsteel.com/. An archived version of the webcast will be available in the same location shortly after the live call has ended.

A recorded replay can be accessed through May 14, 2019 by dialing (877) 344-7529; passcode: 10130744.

About Flexsteel

Flexsteel Industries, Inc. and Subsidiaries (the “Company”) was incorporated in 1929 and is one of the oldest and largest manufacturers, importers and marketers of residential and contract upholstered and wooden furniture products in the United States. Product offerings include a wide variety of upholstered and wood furniture such as sofas, loveseats, chairs, reclining and rocker-reclining chairs, swivel rockers, sofa beds, convertible bedding units, occasional tables, desks, dining tables and chairs and bedroom furniture. The Company’s products are intended for use in home, office, hotel, healthcare and other contract applications. A featured component in most of the upholstered furniture is a unique steel drop-in seat spring from which our name “Flexsteel” is derived. The Company distributes its products throughout the United States through the Company’s sales force and various independent representatives.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, supply chain disruptions, litigation, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, retention and recruitment of key employees, actions by governments including laws, regulations, taxes and tariffs, the amount of sales generated and the profit margins thereon, competition (both U.S. and foreign), credit exposure with customers, participation in multi-employer pension plans and general economic conditions. For further information regarding these risks and uncertainties, see the “Risk Factors” section in Item 1A of our most recent Annual Report on Form 10-K.

For more information, visit our web site at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)
(in thousands)

	March 31,	June 30,
	2019	2018

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$28,587	$27,750
Investments	--	15,951
Trade receivables, net	40,128	41,253
Inventories	95,928	96,204
Other	15,230	8,476
Total current assets	179,873	189,634

NONCURRENT ASSETS:
Property, plant, and equipment, net	83,001	90,725
Other assets	2,541	3,934

TOTAL	$265,415	$284,293

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable – trade	$16,480	$17,228
Accrued liabilities	21,277	23,701
Total current liabilities	37,757	40,929

LONG-TERM LIABILITIES:
Other long-term liabilities	1,032	1,666
Total liabilities	38,789	42,595

SHAREHOLDERS’ EQUITY	226,626	241,698

TOTAL	$265,415	$284,293

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2019	2018	2019	2018
NET SALES	$111,542	$126,861	$343,381	$376,087
COST OF GOODS SOLD	(90,214)	(99,229)	(278,786)	(294,913)
GROSS MARGIN	21,328	27,632	64,595	81,174
SELLING, GENERAL AND ADMINISTRATIVE	(22,915)	(19,681)	(62,484)	(57,596)
ERP IMPAIRMENT	(18,668)	--	(18,668)	--
ENVIRONMENTAL REMEDIATION	--	(3,600)	--	(3,600)
GAIN ON SALE OF FACILITY	--	--	--	1,835
OPERATING (LOSS) INCOME	(20,255)	4,351	(16,557)	21,813
OTHER INCOME	158	158	397	457
INCOME BEFORE INCOME TAXES	(20,097)	4,509	(16,160)	22,270
INCOME TAX PROVISION	4,545	(1,430)	3,470	(6,790)
NET (LOSS) INCOME	$(15,552)	$3,079	$(12,690)	$15,480

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	7,892	7,853	7,884	7,844
Diluted	7,892	7,930	7,884	7,929

EARNINGS PER SHARE OF COMMON STOCK:
Basic	$(1.97)	$0.39	$(1.61)	$1.97
Diluted	$(1.97)	$0.39	$(1.61)	$1.95

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)
	Nine Months Ended
	March 31,
	2019	2018

OPERATING ACTIVITIES:
Net (loss) income	$(12,690)	$15,480
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	5,694	5,398
Stock-based compensation expense	914	909
Deferred income taxes	242	(124)
ERP Impairment	18,668	–
Defined benefit plan termination	2,455	–
Change in provision for losses on accounts receivable	(110)	(110)
Loss (gain) on disposition of capital assets	133	(1,794)
Changes in operating assets and liabilities	(2,771)	(5,470)
Net cash provided by operating activities	12,535	14,289

INVESTING ACTIVITIES:
Net proceeds from (purchases of) investments	15,928	(67)
Proceeds from sale of capital assets	42	6,152
Capital expenditures	(20,603)	(20,149)
Net cash used in investing activities	(4,633)	(14,064)

FINANCING ACTIVITIES:
Dividends paid	(6,935)	(5,018)
Proceeds from issuance of common stock	81	77
Shares issued to employees, net of shares withheld	(211)	(552)
Net cash used in financing activities	(7,065)	(5,493)

Increase/(decrease) in cash and cash equivalents	837	(5,268)
Cash and cash equivalents at beginning of period	27,750	28,874
Cash and cash equivalents at end of period	$28,587	$23,606

NON-GAAP DISCLOSURE (Unaudited)

The Company is providing information regarding adjusted net income and adjusted diluted earnings per share of common stock, which are not recognized terms under U.S. Generally Accepted Accounting Principles (“GAAP”) and do not purport to be alternatives to net income or diluted earnings per share of common stock as a measure of operating performance. A reconciliation of adjusted net income and adjusted diluted earnings per share of common stock is provided below. Management believes the use of these non-GAAP financial measures provide investors useful information to analyze and compare performance across periods excluding the items which are considered by management to be extraordinary or one-time in nature such as the impact of the ERP system impairment, defined benefit plan termination, CEO transition costs, gain on sale of facility and environmental remediation. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

Reconciliation of GAAP net income to adjusted net income:

The following table sets forth the reconciliation of the Company’s reported GAAP net loss/income to the calculation of adjusted net income for the three and nine months ended March 31, 2019 and 2018:

(in millions, net of income tax)	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2019	2018	2019	2018
Net (loss) income	$(15.6)	$3.1	$(12.7)	$15.5
ERP system impairment	18.7	–	18.7	–
Defined benefit plan termination	2.5	–	2.5	–
CEO transition costs	–	–	2.0	–
Gain on sale of facility	–	–	–	(1.8)
Environmental remediation	–	3.6	–	3.6
Tax impact of adjustments[2]	(4.7)	(1.1)	(5.0)	(0.5)
Adjusted net income[1]	$0.9	$5.5	$5.5	$16.7

Reconciliation of GAAP diluted earnings per share of common stock to adjusted diluted earnings per share (EPS) of common stock:

The following table sets forth the reconciliation of the Company’s reported GAAP diluted earnings per share of common stock to the calculation of adjusted diluted earnings per share of common stock for the three and nine months ended March 31, 2019 and 2018:

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2019	2018	2019	2018
Diluted EPS of common stock	$(1.97)	$0.39	$(1.61)	$1.95
ERP system impairment	2.37	–	2.37	–
Defined benefit plan termination	0.31	–	0.31	–
CEO transition costs	–	–	0.26	–
Gain on sale of facility	–	–	–	(0.23)
Environmental remediation	–	0.45	–	0.45
Tax impact of adjustments[2]	(0.59)	(0.14)	(0.63)	(0.07)
Adjusted diluted EPS of common stock[1]	$0.12	$0.70	$0.70	$2.11

1.	Differences due to rounding
2.	Effective tax rate of 22.6% and 31.7% used to calculate the three months ended 2019 and 2018, respectively. Effective tax rate of 21.5% and 30.5% used to calculate the nine months ended 2019 and 2018, respectively.

CONTACT:
Donni Case, Financial Profiles 310.622.8224
Allyson Pooley, Financial Profiles 310.622.8230
FLXS@finprofiles.com